Exhibit 10.3

Summary of Oral Loan Agreement

Triglobal Investments Ltd., a company 100% owned by Victor Chang, and Keeler Global Investments Ltd, a company majority owned by Mr. Hoffman Chong, agreed to advance all the costs and expenses incurred by the Company until the successful completion of a business combination. The loan is non-interest bearing and payable upon the closing of an initial business combination.